
                                                                        NSAR ITEM 77O

                                                          VK Advantage Municipal Income Trust II
                                                                    10f-3 Transactions

UNDERWRITING #         UNDERWRITING       PURCHASED FROM     AMOUNT OF SHARED PURCHASED  % OF UNDERWRITING  DATE OF PURCHASE


       1         North Carolina Municipal  Smith Barney              1,500,000                1.095            11/03/99
                           Power


Underwriting Participants:

Underwriters for #1
-------------------
J.P. Morgan & Co.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
JC Bradford & Co.
First Union Securities, Inc.
J. Lee Peeler
Legg Mason Wood Walker, Incorporated